As filed with the Securities and Exchange Commission on October 21, 2021

Registration No. 333-233169
Registration No. 333-227510

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-233169)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-227510)

UNDER
THE SECURITIES ACT OF 1933

SELECT INTERIOR CONCEPTS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-4640296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Galleria Parkway, Suite 1760
Atlanta, Georgia 30339
(888) 701-4737
(Address, including zip code, of Registrant’s principal executive offices)

Select Interior Concepts, Inc. 2019 Long-Term Incentive Plan
Select Interior Concepts, Inc. 2017 Incentive Compensation Plan
(Full title of the plans)

L.W. Varner, Jr.
Chief Executive Officer
Select Interior Concepts, Inc.
400 Galleria Parkway, Suite 1760
Atlanta, Georgia 30339
(888) 701-4737
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Scott Ortwein, Esq.
Alston & Bird, LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Tel: (404) 881-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer		Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Select Interior Concepts, Inc., a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•
Registration No. 333-227510 filed with the SEC on September 24, 2018, pertaining to the registration of (i) 1,109,316 shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), issuable in respect of awards to be granted under the Select Interior Concepts, Inc. 2017 Incentive Compensation Plan (the “2017 Plan”), and (ii) 1,095,779 shares of Common Stock, issuable in respect of awards that were granted under the 2017 Plan.

•
Registration No. 333-233169 filed with the SEC on August 9, 2019, pertaining to the registration of 1,700,000 shares of Common Stock for issuance under the Select Interior Concepts, Inc. 2019 Long-Term Incentive Plan.

On August 8, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Astro Stone Intermediate Holding, LLC (“Parent”), a Delaware limited liability company and affiliate of Sun Capital Partners Group VII, LLC, and Astro Stone Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).  Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on October 21, 2021.

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ L.W. Varner, Jr.
Name: L.W. Varner, Jr.
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.